Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of August 16, 2023, by and between AGILE THERAPEUTICS, INC., a Delaware corporation (the “Company”), and Scott Coiante (the “Executive”), collectively referred to as the “parties.”

Recitals:

The Company desires to employ the Executive and to have the benefit of the Executive’s skills and services, and the Executive desires to accept such employment with the Company, on the terms and conditions set forth herein.

In consideration of the mutual promises, covenants, and conditions set forth in this Agreement, the parties agree as follows:

Section 1.EMPLOYMENT
a.Position. The Company wishes to employ the Executive as Senior Vice President and Chief Financial Officer of the Company reporting to the Chairman and Chief Executive Officer of the Company, and the Executive hereby agrees to continue in such position for the term of this Agreement and to perform those duties and responsibilities as shall be assigned to the Executive by the Board of Directors of the Company (the “Board”) or its designee and that are consistent with the Executive’s position.
b.The Executive’s Commitment. The Executive shall consider the Executive’s employment by the Company as the Executive’s principal employment, shall devote the Executive’s full working time and attention to the Executive’s duties and responsibilities under this Agreement, and shall perform the Executive’s duties and responsibilities to the best of the Executive’s abilities. While subject to any provision of this Agreement, the Executive shall maintain loyalty to the Company and shall take no action that would directly or indirectly promote any competitor or injure the Company’s interests. Subject to the foregoing, the Executive may engage in other business activities to the extent that they do not interfere with the Executive’s obligations under this Agreement, provided that each of those activities is first disclosed to and approved by the Board. Schedule A to this Agreement contains a list of the other business activities in which the Executive is currently engaged and, to the extent applicable, the dates by which certain of those activities will be terminated.
c.Principal Place of Employment. The Executive acknowledges and agrees that the Executive’s principal place of employment will be in the Company’s offices located in Princeton, New Jersey and that the Executive may be required to travel for business in the course of performing his duties for the Company. The Executive will be subject to such on-site work and remote work policies applicable to similarly situated employees as the Company may establish from time to time.

d.Company Policies. The Executive acknowledges and agrees that the Executive shall be bound by all applicable employment and other policies applicable to similarly situated employees as the Company may establish from time to time.
Section 2.TERMINATION OF EMPLOYMENT
a.Term. The term of this Agreement shall commence on the date hereof and shall continue until the Executive’s employment with the Company is terminated in accordance with Section 2b, 2c, 2d, or 2e hereof.
b.Termination for “Reasonable Cause.” The Executive’s employment may be terminated by the Company at any time, without prior notice, upon a showing of “Reasonable Cause,” as defined below. Should the Executive’s employment be terminated by the Company for “Reasonable Cause,” no severance or other unearned compensation shall be payable by the Company to the Executive nor shall the Company be obligated to continue to provide to the Executive at the Company’s expense, or reimburse the Executive for, any health insurance benefits after the effective date of the termination. “Reasonable Cause” shall be defined for the purposes of this Agreement as being any of the following:
(i)any act or omission by the Executive that reasonably constitutes dishonesty, disloyalty, fraud, deceit, gross negligence, willful misconduct, or recklessness, including, but not limited to the Executive’s willful violation of the Company’s bylaws or code of regulations, and that is directly or indirectly materially detrimental to the Company’s best interest;
(ii)the Executive’s intentional failure to perform any lawful duties assigned to the Executive by the Board or its designee after receiving notice and a reasonable opportunity to cure;
(iii)the commission of any act by the Executive that constitutes a felony under the laws of the United States or the state of the Company’s principal place of business; and
(iv)any material breach by the Executive of Section 5, 6, 7, or 8 of this Agreement.

Furthermore, the termination by the Executive of the Executive’s employment with the Company for any reason other than for Good Reason pursuant to Section 2d shall be deemed to be a termination of the Executive’s employment for “Reasonable Cause” without any notice or other action on the part of the Company.

c.Death or Disability. The Executive’s employment shall terminate immediately upon the Executive’s death. The Executive’s employment shall terminate immediately upon disability of the Executive to the extent consistent with applicable law. For purposes of this Agreement, the Executive shall be deemed to have a “disability” if, in the reasonable opinion of the Board, the Executive is unable to perform the essential functions of the Executive’s job, with or without reasonable accommodation(s), for at least ninety (90) consecutive days because of illness, incapacity, or physical or mental disability, and the Executive’s inability to do so perform poses an undue hardship for the Company.
d.Termination by the Executive for Good Reason. The Executive may resign from employment with the Company for Good Reason, but only in accordance with the terms of this Section 2d. “Good Reason” shall be deemed to exist with respect to any termination by the Executive of the Executive’s employment for any of the following reasons: (i) the relocation of the office of the Company at which the Executive is principally employed to a location that is more than fifty (50) miles from the location of such office as of the date of this Agreement; (ii) any failure by the Company to comply with any material term of this Agreement; or (iii) the demotion of the Executive to a lesser position than described in Section 1a hereof or a substantial diminution of the Executive’s authority, duties, or responsibilities as in effect on the date of this Agreement or as may be hereafter increased; provided, however, that “Good Reason” shall not include a termination of the Executive’s employment pursuant to Sections 2b or 2c hereof or, following a Change of Control (as defined in Section 4d below), a reduction in title, position, responsibilities, or duties solely by virtue of the Company being acquired and made part of, or operated as a subsidiary of, a larger company or organization, so long as such new duties and responsibilities are reasonably commensurate with the Executive’s experience.

The Executive may not resign with Good Reason pursuant to this Section 2d, and shall not be considered to have done so for any purpose of this Agreement, unless (i) the Executive, within sixty (60) days after the initial existence of the act or failure to act by the Company that constitutes “Good Reason” within the meaning of this Agreement, provides the Company with written notice that describes, in particular detail, the act or failure to act that the Executive believes to constitute “Good Reason” and identifies the particular clause of this Section 2d that the Executive contends is applicable to such act or failure to act; (ii) the Company, within thirty (30) days after its receipt of such notice, fails or refuses to rescind such act or remedy such failure to act so as to eliminate “Good Reason” for the termination by the Executive of the Executive’s employment relationship with the Company, and (iii) the Executive actually resigns from employment with the Company on or before that date that is six (6) calendar months after the initial existence of the act or failure to act by the Company that constitutes “Good Reason.” If the requirements of the preceding sentence are not fully satisfied on a timely basis, then the resignation by the Executive from the Executive’s employment with the Company shall not be deemed to have been for “Good Reason,” the Executive shall not be entitled to any of the benefits to which the Executive would have been entitled if the Executive had resigned from employment with the Company for “Good Reason,” and the Company shall not be required to pay any amount that would otherwise have been due to the Executive under Section 4a had the Executive resigned with “Good Reason.”

e.Other Termination. The Executive’s employment may also be terminated by the Company for any reason other than as set forth in Section 2b, 2c, or 2d.

Section 3.COMPENSATION, BENEFITS AND EXPENSES
a.Salary. The Company shall pay the Executive an annual base salary at the rate of $430,000 (the “Base Salary”), payable in accordance with the Company’s payroll practices in effect from time to time.
b.Bonus. The Executive shall be eligible to receive an annual bonus (“Annual Bonus”). The Executive’s Annual Bonus Target shall be 45% of the Executive’s Base Salary. Whether the bonus will be awarded to the Executive and the amount of the annual bonus shall be determined by the Board or its Compensation Committee based upon achievement of such goals that shall be established by the Board. The Annual Bonus, if awarded to the Executive, shall be paid within two and one-half (2 ½) months after the close of each fiscal year and the Executive’s 2023 Annual Bonus will be prorated for actual time worked (assumed to be July through December 2023).
c.Equity Program. The Executive shall be eligible to participate in equity incentive programs established by the Company from time to time in the future to provide stock options and other equity-based incentives to key employees of the Company.  All such stock options and other equity-based incentives shall be awarded in the discretion of the Board pursuant to the terms of the Company’s 2023 Equity Incentive Plan and/or such other plans as shall from time to time be established by the Company (the “Equity Plan”).
d.Inducement Grant. Contingent on the Executive actually commencing employment with the Company, as a material inducement for the Executive to accept and commencement employment with the Company, subject to approval of the Board, the Executive is expected to be granted an equity award in the form of restricted stock units in respect of 20,000 shares of the Company’s common stock (the “Inducement Grant”) on or within 30 days of Executive’s start date. The Inducement Grant will be governed by the terms of an individual award agreement and, while the Inducement Grant will be granted outside the Equity Plan, it will be governed by the terms of the Equity Plan as if granted thereunder. The Inducement Grant will vest as follows, provided that the Executive continues to be employed by the Company on each respective vesting date: in equal installments of 25% of the total number of Shares underlying the Award on each of the first four annual anniversaries of the Grant Date, and vesting will accelerate upon a Change in Control of the Company (as defined in the Equity Plan) such that the Inducement Grant shall be fully vested as of the Change in Control.
e.Health and Long-Term Disability Insurance. The Executive shall be entitled to participate in such employee benefit plans (collectively the “Plans”) as are implemented by the Company and available to executive officers of the Company. The Company shall have the right, from time to time and in its sole discretion, to modify and amend the Plans and benefits provided to its executive officers and other employees, including the Executive. In addition to any key man insurance taken out by the Company, and provided that the Executive can pass the required physical examinations, during the term of this Agreement the Company shall, at its election, either provide to the Executive or reimburse the Executive for the premiums for term life insurance in an amount equal to two times the sum of the Executive’s Base Salary plus target Annual Bonus, up to $1,000,000, with Executive designating the beneficiary of such policy.

f. Paid Time Off. The Executive shall be eligible to participate in the Company’s paid time off (“PTO”) policy, as may be amended from time to time. Any PTO shall be accrued, used and otherwise governed in accordance with the Company’s PTO policy in effect from time to time.
g.Effect of Termination on Salary and Benefits. The Executive’s Base Salary and benefits under this Section 3 shall terminate effective immediately on the date of the termination of the Executive’s employment by the Company, and from that date the Executive shall be entitled to severance benefits under Section 4 if and only to the extent such benefits are then payable in accordance with the terms and provisions of this Agreement.
h.Effect of Termination on Other Provisions. This Agreement shall continue in effect upon and after the termination of the Executive’s employment for any reason necessary to enforce the provisions of this Agreement that apply subsequent to any such termination, including any provisions relating to confidentiality, invention assignment, non-solicitation, and non-competition.

i.Expense Reimbursement. The Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred in connection with the Company’s business and the Executive’s performance of the Executive’s obligations under this Agreement, in accordance with the applicable expense reimbursement policy of the Company, upon submission by the Executive to the Company of such written evidence of such expense as the Company may require. Any disputes as to the eligibility of an expense for reimbursement shall be resolved in the sole discretion of the Company.

i.Recovery of Incentive Compensation. Notwithstanding anything herein to the contrary, the Executive agrees that all incentive compensation, including cash and equity awards payable to the Executive under this Agreement or otherwise, shall be subject to any clawback policy adopted or implemented by the Board and all other applicable Company policies, consistent with applicable law.
Section 4.PAYMENTS AND BENEFITS UPON TERMINATION
a.Payments and Benefits upon Termination. Subject to the satisfaction of the terms of Section 4b, if during the term of this Agreement (i) the Executive’s employment under this Agreement is terminated by the Company pursuant to Section 2e (i.e., other than a termination for Reasonable Cause pursuant to Section 2b or a termination upon death or disability pursuant to Section 2c), or the Executive resigns from employment with the Company with Good Reason pursuant to Section 2d (each a “Qualifying Termination”), or (ii) the Executive’s employment under this Agreement terminates due to the Executive’s disability pursuant to Section 2c, the Executive shall be entitled to receive from the Company the benefits set forth in subsection (i), (ii), or (iii) below, as applicable.
(i)Qualifying Termination Not in Connection with a Change of Control. If the Qualifying Termination occurs prior to the effective date of a Change of Control, or the Qualifying Termination occurs more than 12 months after a Change of Control, the Executive shall be entitled to:

A.continuation of the Executive’s Base Salary (at the salary rate then in effect) for twelve (12) months (the “Severance Period”), in accordance with the Company’s payroll schedule, commencing on the sixtieth (60th) day after the Executive’s effective date of termination, with the first such installment payment including any unpaid severance payments that would have been made on the normal payroll dates occurring during the first sixty (60) days following the date of termination, provided that if there is a Change of Control before all of the payments under this subsection (A) have been paid, such remaining payments shall be accelerated and paid in a lump sum within sixty (60) days following the Change of Control to the extent permitted by section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and
B.provided that the Executive is eligible for and timely elects to receive continued health coverage under the Company’s health plan under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and the Executive pays the full monthly COBRA premium cost for such health coverage, the Company shall reimburse the Executive monthly an amount equal to the monthly COBRA premium paid by the Executive, less the amount that the Executive would be required to contribute for similar coverage under the Company’s medical plan if the Executive were an active employee for the Company, for the Severance Period, or until the Executive becomes employed by another employer offering any such benefits (whichever is earlier). The Executive agrees to provide the Company with notice of eligibility under another health plan within two (2) weeks of such eligibility. Such amounts shall commence on the sixtieth (60th) day after the Executive’s effective date of termination, with the first such installment payment including any unpaid severance payments that would have been made on the normal payroll dates occurring during the first sixty (60) days following the date of termination. Notwithstanding the foregoing, the Company reserves the right to restructure the foregoing reimbursement arrangement in any manner necessary or appropriate to avoid penalties or adverse tax consequences to the Executive or the Company or any affiliate, as determined by the Company in its sole discretion.
(ii)Qualifying Termination In Connection with Change of Control. If the Qualifying Termination occurs on the date of, or within 12 months after, the effective date of a Change of Control (a “CoC Qualifying Termination”), the Executive shall be entitled to the same payments and benefits set forth under Section 4a(i) above, except that (A) the Severance Period for purposes of Sections 4a(i)(A) and (B) shall extend for eighteen (18) months instead of twelve (12) months (B) the continued salary payments in Section 4a(i)(A) shall be paid in a lump sum within sixty (60) days following the Executive’s termination date, instead of in the form of installment payments, (C) the Executive shall be entitled to a lump sum payment equal to the Executive’s target Annual Bonus for the year in which the Executive’s CoC Qualifying Termination occurs, payable within sixty (60) days following the Executive’s termination date, and (D) each equity award granted to the Executive under the Equity Plan shall automatically vest in full upon the CoC Qualifying Termination.
(iii)Disability. If the Executive’s employment under this Agreement terminates due to a disability pursuant to Section 2c, either before or after a Change of Control, the Executive shall be entitled to the same payments and benefits set forth under Section 4a(i) above.

(iv)No Duplication of Benefits. Notwithstanding anything to the contrary, the Executive shall be eligible to receive payments under subsection (i), (ii), or (iii) of this Section 4a (and, for the avoidance of doubt, shall not be eligible to receive payments under more than one such subsection). Additionally, the Executive shall not be eligible to participate in the Company’s Change of Control Severance Plan, or any successor plan.
b.Execution of Release. The Executive shall not be entitled to any payments or benefits under Section 4a unless the Executive executes and does not revoke a Release and Agreement (the “Release”), as drafted by the Company at the time of the Executive’s termination of employment, including, but not limited to:
(i)an unconditional release of all rights to any claims, charges, complaints, or grievances, known or unknown to the Executive, against the Company or its affiliates or assigns, through the date of the Executive’s termination from employment other than post termination payments and benefits pursuant to this Agreement;
(ii)a representation and warranty that the Executive has not filed or assigned any claims, charges, complaints, or grievances against the Company or its affiliates, or assigns;
(iii)an agreement not to use, disclose, or make copies of any confidential information of the Company, as well as to return any such confidential information and property to the Company upon execution of the Release; and
(iv)an agreement to indemnify the Company, or its affiliates or assigns, in the event that the Executive breaches any portion of the Agreement or Release.
c.No Admission. The Executive acknowledges such a Release shall not be construed as an admission by the Company or any other releasee of any wrongdoing whatsoever against the Executive, and all of the releasees specifically deny any such wrongdoing.
d.Definition of Change of Control. As used in this Agreement, the term “Change of Control” means:
(i)any merger or consolidation in which voting securities of the Company possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the person holding those securities immediately prior to such transaction and the composition of the Board following such transaction is such that the directors of the Company prior to the transaction constitute less than 50% of the Board membership following the transaction;
(ii)any acquisition, directly or indirectly, by a person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership of voting securities of the Company possessing more than 50% of the total combined voting power of the Company’s outstanding securities; provided, however, that, no Change of Control shall be deemed to occur by reason of the acquisition of shares of the Company’s capital stock by an investor or group of investors in the Company in a capital-raising transaction; or

(iii)any sale, transfer, exclusive worldwide license or other disposition of all or substantially all of the assets of the Company.
e.Parachute Provisions. In the event the Company determines in good faith that any payments or benefits (whether made or provided pursuant to this Agreement or otherwise) (“Total Payments”) provided to the Executive would otherwise exceed the amount (the “Safe Harbor Amount”) that could be received by the Executive without the imposition of an excise tax under section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Total Payments shall be reduced to the extent, and only to the extent, necessary to assure that their aggregate present value, as determined in accordance the applicable provisions of section 280G of the Code and the regulations thereunder, does not exceed the greater of the following dollar amounts: (i) the Safe Harbor Amount, or (ii) the greatest after-tax amount payable to the Executive after taking into account any excise tax imposed under section 4999 of the Code on the Total Payments. The Company shall pay all of the fees, including legal and accounting fees, associated with calculating the amounts set forth in this subsection 4e.
Section 5.CONFIDENTIALITY AND INVENTIONS
a.Confidential Information. Confidential Information means trade secrets, know-how, and other information relating to the Company’s business and not generally available to the public, which is disclosed to the Executive or with which the Executive becomes familiar during the Executive’s term of employment with the Company. Confidential Information includes information relating to the Company’s business practices and prospective business interests, products, processes, equipment, manufacturing operations, marketing programs, research, product development, and engineering. From the date of this Agreement and during or after the Executive’s term of employment, unless the Executive receives the Company’s written consent or except as permitted by Section 5(e), the Executive will not disclose, use, disseminate, lecture upon, or publish any part of the Company’s Confidential Information, whether or not developed by the Executive. Also, the Executive will have the same obligations with respect to the secret or confidential information of any other company or individual (including the Company’s parent company), to which the Executive gains access in connection with the Executive’s employment. The Executive agrees that the Executive will not disclose to the Company or induce the Company to use any secret confidential information of others, including former employers, with whom the Executive has obligations of secrecy. The Executive expressly agrees to be solely and individually liable to any previous employers for any breach of the Executive’s obligations to those previous employers, contractual or otherwise.
b.Inventions. Inventions means discoveries, improvements, and ideas, whether patentable or not, made by the Executive solely or jointly with others, that relate to the business of the Company, including any of its products, processes, equipment, manufacturing operations, marketing programs, research, product development, or engineering activities. The Executive agrees that the Executive will promptly disclose to the Company all Inventions (including those in the formative stages) that relate to the business of the Company made during the Executive’s term of employment whether or not during the Executive’s normal working hours. The Executive agrees that the Executive will also promptly disclose to the Company any Inventions that relate to the business of the Company made during the period of one (1) year after the termination of the term of the Executive’s employment that relate to or constitute an improvement upon the Company’s Confidential Information. The Executive shall keep and maintain written records concerning such Inventions and make these available to the Company at all times. The Company will hold such written records with the same degree of care as it does with other business documents of a confidential nature.
c.Assignment of Inventions. Inventions made in accordance with this Section 5 shall be the sole and exclusive property of the Company, except that the Executive shall retain full rights and title to any Inventions to which all of the following conditions apply:
(i)no equipment, supplies, facilities, or Confidential Information of the Company was used in the Invention’s development;
(ii)the Invention was developed entirely on the Executive’s own time;
(iii)the Invention does not relate to the Company’s business or to the Company’s actual or clearly anticipated research and development program; and
(iv)the Invention does not result from any work performed by the Executive for the Company.

During and after the Executive’s term of employment, the Executive or the Executive’s legal representative shall, at the Company’s request and expense, execute domestic and foreign patent applications and assignments to the Company concerning Inventions owned by the Company under this section, and take all other actions as the Company may request to perfect and maintain the Company’s rights in same.

d.Documents. The Executive acknowledges that all originals and copies of drawings, blueprints, manuals, reports, notebooks, computer programs, photographs and any other recorded, written, or printed matter relating to research, manufacturing operations, or the business affairs of the Company made or received by the Executive during the Executive’s employment are the property of the Company. The rights comprised in the copyright of any of the above documents made by the Executive during the Executive’s employment shall be owned exclusively by the Company. The Executive agrees to promptly surrender such property at the request of the Company and will not retain such property or copies thereof after termination of the term of the Executive’s employment. The Executive agrees to similarly return all other property of the Company such as equipment, samples, and models.
e.Permitted Conduct. Nothing in this Agreement, including in this Section 5, restricts or prohibits the Executive or the Executive’s counsel from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before a self-regulatory authority or a governmental, law enforcement, or regulatory authority, including the U.S. Equal Employment Opportunity Commission (“EEOC”), the Department of Labor (“DOL”), the National Labor Relations Board (“NLRB”), the Department of Justice (“DOJ”), the Securities and Exchange Commission (“SEC”), FINRA, the Congress, and any agency Inspector General (collectively, the “Regulators”), from participating in any reporting of, investigation into, or proceeding regarding suspected violations of law, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.  The Executive does not need the prior authorization of the Company to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide Confidential Information or documents containing Confidential Information to the Regulators, or make any such reports or disclosures to the Regulators.  The Executive is not required to notify the Company that the Executive has engaged in such communications with the Regulators. The Executive recognizes and agrees that, in connection with any such activity outlined above, the Executive must inform the Regulators that the information the Executive is providing is confidential. Despite the foregoing, the Executive is not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information the Executive came to learn during the course of the Executive’s employment with the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege and/or attorney work product doctrine. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.
Section 6.RESTRICTIVE COVENANT

During the Restricted Period, the Executive shall not engage in any "competitive business." As used in this Agreement, a "competitive business" shall mean any business that is engaged in the research, development, manufacturing, distribution, licensing or sale of technology, products, or services relating to hormonal contraception; provided, however, that a "competitive business" shall not include the acquiring, surviving, or licensing company in a Change of Control transaction if the Executive shall become an employee of or a consultant to such company with the knowledge and consent of the Company. For purposes of this Agreement, the term "Restricted Period" shall mean the period from and after the date of this Agreement and through the three (3) month period after the termination of the term of the Executive's employment hereunder, provided that the Restricted Period shall be for a period of nine (9) months (instead of three (3) months) after the termination of the term of the Executive's employment hereunder if the Executive has a CoC Qualifying Termination.

Section 7.NON-SOLICITATION
a.Non-Solicitation of Customers. During the Restricted Period, the Executive shall not solicit, entice or induce any person, firm or company with which or for which, at any time during the eleven (11) months immediately preceding the termination, the Executive has had personal dealings, contact or responsibility as a customer or client of the Executive, and in respect of whom the Executive has had access to confidential information to become in competition with the Executive or to become a client or customer of the Executive or any other person, firm, company, or association with whom the Executive has an interest, and the Executive shall not approach any such person, firm, company, or association for any such purpose or authorize or knowingly approve the taking of such actions by any other person or entity.
b.Non-Solicitation of Employees. During the Restricted Period, the Executive shall not solicit, entice, or induce any person, whom at any time during the eleven (11) months immediately preceding the termination, was and remains an employee of the Company in a senior managerial capacity, or as a highly skilled employee with access to and responsibility for any confidential information, to become employed or engaged by the Executive or any person, firm, company, or association in which the Executive has an interest, and the Executive shall not approach any such person for any such purpose or authorize or knowingly approve the taking of such actions by any other person or entity.
Section 8.REPRESENTATION AND WARRANTY BY THE EXECUTIVE

The Executive hereby represents and warrants to the Company, the same being part of the essence of this Agreement that, as of the date of this Agreement, the Executive is not a party to any agreement, contract, or understanding, and that no facts or circumstances exist, that would in any way restrict or prohibit the Executive in any material way from undertaking or performing any of the Executive’s obligations under this Agreement. The foregoing representation and warranty shall remain in effect throughout the term of the Executive’s employment hereunder.

Section 9.REMEDIES
a.Equitable Relief. The parties acknowledge and agree that irreparable harm would result in the event of a breach or threat of a breach by the Executive of Section 5, 6, 7, or 10 or the making of any untrue representation or warranty by the Executive in this Agreement. Therefore, in such an event, and notwithstanding any other provision of this Agreement:
(i)the Company shall be entitled to a restraining order, order of specific performance, or other injunctive relief, without showing actual damage and without bond or other security; and
(ii)the Company’s obligation to make any payment or provide any benefit under this Agreement, including without limitation any severance benefits, shall immediately cease.
b.Remedies Not Exclusive. The Company’s remedies under this Section 9 are not exclusive, and shall not prejudice or prohibit any other rights or remedies under this Agreement or otherwise. To the extent required to be enforceable by applicable law, the cessation of the Company’s obligation to make payments or continue benefits under this Section 9 shall be deemed to be in the nature of liquidated damages.
Section 10.RETURN OF COMPANY PROPERTY

Immediately upon termination of the term of the Executive’s employment or upon the Company’s earlier request, the Executive shall return to the Company all Confidential Information and other items described in Section 5 and all originals and copies of any other property or information owned by the Company or relating to its business, that the Executive has in the Executive’s possession or under the Executive’s control, including all credit cards, papers, books, equipment, files, and samples. To the extent that the Executive made use of the Executive’s own personal computing device(s) (e.g., PDA, laptop, iPad, thumbdrive, etc.) during and in connection with the term of the Executive’s employment, the Executive agrees to deliver such personal computing device(s) to the Company for review and permit the Company to delete all of the Company’s Confidential Information from such personal computing device(s), and/or permit the Company to remotely delete all of the Company’s Confidential Information from such personal computing device(s).

Section 11.MISCELLANEOUS PROVISIONS
a.Notices. Unless otherwise agreed in writing by a party entitled to notice, all notices required by this Agreement shall be in writing and shall be deemed given when physically delivered to and acknowledged by receipt by a party or its duly authorized attorney or legal representative, or when deposited postage paid, registered or certified mail, addressed to the party at its principal business or residence as set forth in the Company’s records or as known to or reasonably ascertainable by the party required to give notice.
b.General Rules of Construction. The parties have participated jointly in negotiating and drafting of this Agreement. If a question concerning intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all related rules and regulations unless the context requires otherwise.
c.Meaning of Certain Words. The word “including” shall mean “including without limitation.”
d.Waivers. No assent, express or implied, by any party to any breach or default under this Agreement shall constitute a waiver of or assent to any breach or default of any other provision of this Agreement or any breach or default of the same provision on any other occasion.
e.Binding Effect; No Third Party Beneficiaries. This Agreement shall bind and benefit the parties and their respective heirs, devisees, beneficiaries, grantees, donees, legal representatives, successors, and assigns. Nothing in this Agreement shall be construed to confer any rights or benefits on third party beneficiaries.
f.Assignment. Neither party may assign this Agreement or any interest herein without the other’s prior written consent; provided that the Company may assign its interest to another entity that it controls, is controlled by, or is under common control with or to a successor in interest upon a Change of Control.
g.Captions. Titles or captions contained in this Agreement are for convenience and are not intended to affect the substantive meaning of any provision.
h.Severability. If any provision of this Agreement, including the Confidential Information provision of this Agreement, is found in binding arbitration or by a court or other tribunal of competent jurisdiction to be invalid or unenforceable, the attempt shall first be made to read that provision in such a way as to make it valid and enforceable in light of the parties’ apparent intent as evidenced by this Agreement. If such a reading is impossible, the tribunal having jurisdiction may revise the provision in any reasonable manner, to the extent necessary to make it binding and enforceable. If no such revision is possible, the offending provision shall be deemed stricken from the Agreement, and every other provision shall remain in full force and effect.
i.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
j.Survival. The provisions of this Agreement that by their terms are intended to continue beyond the termination of the term of the Executive’s employment shall survive such termination of employment and shall continue in effect for the respective periods therein provided or contemplated.
k.Tax Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state, and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall be solely responsible for all federal, state, and local taxes due with respect to any payment received under this Agreement or otherwise in connection with the Executive’s employment.
l.Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations thereunder (“Section 409A”), and shall in all respects be administered in accordance with Section 409A. Notwithstanding anything in this Agreement to the contrary, distributions may only be made under this Agreement upon an event and in a manner permitted by Section 409A or an applicable exemption. If the payment of severance benefits would otherwise be accelerated under this Agreement and paid in a lump sum upon a Change of Control, and such Change of Control is not a “change in control event” under Section 409A, such severance payments shall not be accelerated and shall instead be paid on the regularly scheduled payment date. Severance benefits provided under this Agreement are intended to be exempt from Section 409A under the “separation pay exception” to the maximum extent applicable. Further, any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. All separation payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A. For purposes of Section 409A, each payment hereunder shall be treated as a separate payment and the right to a series of payments under this Agreement shall be treated as a right to a series of separate payments. With respect to payments that are subject to Section 409A, in no event may the Executive, directly or indirectly, designate the calendar year of a payment, and if a payment that is subject to execution of a Release Agreement could be made in more than one taxable year, payment will be made in the later taxable year. If and to the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, such reimbursements or other in-kind benefits shall be made or provided in accordance with the requirements of Section 409A. Notwithstanding the foregoing, although the Company has made every effort to ensure that the payments and benefits provided under this Agreement comply with Section 409A, in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.
m.Governing Law. This Agreement shall be governed by and construed under the laws of the United States and the State of New Jersey.
n.Board Information. The Executive shall at all times promptly give to the Board (in writing if so requested) all such information as it may require in connection with matters relating to the Executive’s employment or with the Company or the business of the Company.
o.Effective Date. This Agreement shall be effective immediately on the date duly executed by both parties.
p.Full Agreement; Modification. This Agreement constitutes the entire agreement of the parties concerning its subject matter and supersedes all other oral or written understandings, discussions, and agreements, and may be modified only in a writing signed by both parties. The parties acknowledge that they have read and fully understand the contents of this Agreement and execute it after having an opportunity to consult with legal counsel.
q.Counterparts; Delivery. This Agreement may be executed by the parties in separate counterparts and may be delivered by either or both parties by facsimile or electronic transmission.

(Signature page follows.)

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this Agreement to be effective as of the date specified above.

AGILE THERAPEUTICS, INC.

/s/ Scott Coiante  By: /s/ Al Altomari
Name: Scott Coiante Name: Al Altomari
Title: Chairman and Chief Executive Officer

SCHEDULE A

Permitted Activities

Description of Activity	Nature of Work	Hours Per Week	Anticipated Compensation

A-1